            [LOGO OF ARMSTRONG WORLD INDUSTRIES, INC. APPEARS HERE]

                        Armstrong World Industries, Inc.


To all Armstrong shareholders:

   You are cordially invited to attend the 1997 Annual Meeting of the Shareholders to be held at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, on Monday, April 28, 1997, at 10:00 a.m., local time.

   As fully described in the accompanying proxy statement, in addition to the election of directors, you are being asked to consider an amendment to the 1993 Long-Term Stock Incentive Plan and a shareholder proposal opposed by the Board seeking to modify the Company's confidential voting policy.

   Please carefully review the proxy statement and then complete and execute your proxy and return it promptly to the Company's independent judges of election and vote tabulators, ChaseMellon Shareholder Services, L.L.C. The vote of each shareholder is important to the Board of Directors. We appreciate your time and attention to this letter and the accompanying proxy statement.

                                      Sincerely yours,

                                      /s/George A. Lorch

                                      George A. Lorch
                                      Chairman and Chief Executive Officer


March 17, 1997

                        ARMSTRONG WORLD INDUSTRIES, INC.

                             Lancaster, Pennsylvania

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING


   The Annual Meeting of the Shareholders of Armstrong World Industries, Inc., will be held, in accordance with a resolution of the Board of Directors adopted pursuant to the bylaws of the Company, on Monday, April 28, 1997, at 10:00 a.m., local time, at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, U.S.A., for the following purposes:

   .  To elect two directors for terms expiring in 2000;

   . To amend the 1993 Long-Term Stock Incentive Plan to meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code and make certain other changes described in the proxy statement;

   . To vote upon a shareholder proposal to modify the Company's confidential voting policy; and

   .  To transact such other business as may properly come before the meeting.

   Only holders of Common Stock of record on the books of the Company at the close of business on February 21, 1997, will be entitled to vote at the meeting.

   The Board's nominees for directors are set forth in the accompanying proxy statement.

   Your vote is important. Please mark, date and sign your proxy and promptly mail it in the enclosed envelope to the Company's independent judges of election and vote tabulators, ChaseMellon Shareholder Services, L.L.C.

   Under the Company's confidential voting policy, you may request that your vote be treated confidentially. Employee participants' votes under Armstrong's retirement savings plans and stock ownership plan are treated confidentially.

   THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                           L. A. Pulkrabek
                                           Senior Vice President, Secretary
                                           and General Counsel


March 17, 1997

                        ARMSTRONG WORLD INDUSTRIES, INC.
                          Liberty and Charlotte Streets
                               Lancaster, PA 17603

                                 PROXY STATEMENT

   Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of the Shareholders on Monday, April 28, 1997. The proxy statement and the form of proxy are being mailed to shareholders commencing on or about March 17, 1997.

   Only holders of Common Stock of record on the books of the Company at the close of business on February 21, 1997 (the "Record Date"), will be entitled to vote at the meeting. On the Record Date, there were 40,875,064 shares of Common Stock of the Company outstanding.

   If a shareholder participates in the Company's Automatic Dividend Reinvestment Plan, the proxy sent to each shareholder will represent the number of shares registered in the shareholder's name and the number of shares, including fractional shares, credited to the shareholder's Automatic Dividend Reinvestment Plan account.

   Holders of Common Stock of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per share and to cumulative voting rights in the election of directors. Under cumulative voting, a shareholder, or the shareholder's proxies, may vote the number of shares owned by the shareholder for as many persons as there are directors to be elected, or may cumulate such votes and give to one or distribute to either nominee as many votes as shall equal the number of directors to be elected multiplied by the number of the shareholder's shares. The nominees receiving the greatest number of votes will be elected directors.

   Under the Company's confidential voting policy, you may choose to have your vote treated confidentially by checking the confidential voting box or by otherwise informing the judges of election. A representative of ChaseMellon Shareholder Services, L.L.C., has been appointed by the Board of Directors as an independent judge of election and to tabulate the vote. Employee participants' votes under Armstrong's retirement savings plans and stock ownership plan are treated confidentially. If you communicate with the Company by adding a comment on your proxy card or enclosing a note, ChaseMellon Shareholder Services, L.L.C., will convey your comments to the Company in a fashion which will preserve any requested confidential vote.



                              ELECTION OF DIRECTORS

   Effective December 21, 1996, Ursula F. Fairbairn resigned as a director of the Company due to a business conflict. The Board is continuing its review of candidates to replace her. Reflecting the reduced number of directors, the Board of Directors amended the Company's bylaws to provide that the stated number of directors shall be not less than 8 nor more than 13. Nominated by the Board of Directors for reelection at the shareholders' meeting for a term of three years are Van C. Campbell and J. Phillip Samper.

   The Company has been advised by persons named in the accompanying proxy that they intend to vote pursuant to the proxy for the election of the following persons and, if necessary, to exercise cumulative voting rights to secure the election of as many as possible of the following nominees: Van C. Campbell and
J. Phillip Samper. Each individual nominated for election as a director of the Company has agreed to serve if elected. However, the Company is informed that in the event of the refusal or inability of any nominee for director to serve, the persons named in the accompanying form of proxy intend to vote at the meeting pursuant to the proxy for the election of such other person, if any, as may be nominated by the Board of Directors, subject to the right of the persons named in the proxy to exercise cumulative voting rights as described above.

                      ------------------------------------
                      NOMINEES FOR TERMS TO EXPIRE IN 2000
                      ------------------------------------


VAN C. CAMPBELL
Vice Chairman, Corning Incorporated

Member--Armstrong Audit Committee (Chairman) and Finance and Pension Committee (Chairman)

Director since 1991      Age 58

[PHOTO APPEARS HERE]

Mr. Campbell graduated from Cornell University and holds an MBA degree from Harvard University. He is Vice Chairman of Corning Incorporated (glass and ceramic products) and is a member of its Board of Directors. He also serves on the Boards of Dow Corning Corporation, General Signal Corporation, Covance Inc., and Quest Diagnostics Incorporated. Mr. Campbell is a Trustee of the Corning Foundation, the Rockwell Museum and the Corning Museum of Glass.


J. PHILLIP SAMPER
Chairman, President and
Chief Executive Officer
Quadlux, Inc.

Member--Armstrong Board Affairs and Governance Committee and Management Development and Compensation Committee

Director since 1985      Age 62

[PHOTO APPEARS HERE]

Mr. Samper is a graduate of both the University of California at Berkeley and the American Graduate School of International Management. He also earned a master's degree in management from the Massachusetts Institute of Technology. He is currently Chairman, President and Chief Executive Officer with Quadlux, Inc. (commercial/residential ovens). During 1995 until its merger with Silicon Graphics, Inc., in February 1996, Mr. Samper served as Chairman and Chief Executive Officer of Cray Research, Inc. (high performance computers and service). Through February 1995, Mr. Samper served as the Chief Executive of Sun Microsystems Computer Corporation (computer workstations), a major unit of Sun Microsystems, Inc. He retired as Vice-Chairman and Executive Officer of Eastman Kodak Company (photographic, chemical and health care products) in 1990 after a career spanning 28 years. As a Hispanic, Mr. Samper has been active in pro-Hispanic efforts nationally. He is also a Director of Interpublic Group of Companies, Inc., Sylvan Learning Systems, Inc., Ingram Micro, Inc., and Network Storage Corp.


                      ------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1999
                      ------------------------------------


H. JESSE ARNELLE
Senior Partner
Arnelle, Hastie, McGee, Willis & Greene

Member--Armstrong Audit Committee and Finance and Pension Committee

Director since 1995      Age 63

[PHOTO APPEARS HERE]

Mr. Arnelle is a senior partner and co-founder of Arnelle, Hastie, McGee, Willis & Greene, a San Francisco-based corporate law firm. He is a graduate of Pennsylvania State University and the Dickinson School of Law. Mr. Arnelle is Chairman of the Board of Trustees of the Pennsylvania State University and serves on the Boards of Wells Fargo & Company and Wells Fargo Bank, N.A., WMX Technologies, Inc., FPL Group, Inc., Eastman Chemical Company, Textron Corporation and Union Pacific Resources, Inc.

                      ------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1999
                      ------------------------------------


DONALD C. CLARK
Former Chairman of the Board
Household International, Inc.

Member--Armstrong Audit Committee and Finance and Pension Committee

Director since 1996      Age 65

[PHOTO APPEARS HERE]


Mr. Clark is a graduate of Clarkson University and Northwestern University where he earned his MBA degree. He joined Household International, Inc. (consumer financial services) in 1955 and, after holding a number of managerial and executive positions, was elected Chief Executive Officer in 1982 and Chairman of the Board in 1984. In 1994, he relinquished the title of Chief Executive Officer and retired as a Director and Chairman of the Board in May, 1996, as a result of reaching Household's mandatory retirement age for employee directors. Mr. Clark is a Director of Ripplewood Holdings L.L.C. and is a trustee of Northwestern University and Clarkson University. He is also a Director of Warner-Lambert Company, Ameritech Corporation, Scotsman Industries, Inc., and PMI Group, Inc.


GEORGE A. LORCH
Chairman, President and Chief Executive Officer of Armstrong

Director since 1988      Age 55

[PHOTO APPEARS HERE]

Mr. Lorch is a graduate of Virginia Polytechnic Institute. He began his Armstrong association in 1963. He has served as the Company's Chairman of the Board since April 1994. Prior to his election as President and Chief Executive Officer in September 1993, he served as Executive Vice President from 1988. After various assignments in marketing (1963-1983) with Armstrong and an Armstrong subsidiary, he served as Group Vice President for Carpet Operations during the period 1983 to 1988. Mr. Lorch is also a Director of The Stanley Works, Household International, Inc., RR Donnelley & Sons Company and Dal-Tile International Inc. He is a member of The Policy Committee of the Business Roundtable and a member of The Pennsylvania Business Roundtable.


                      ------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1998
                      ------------------------------------


E. ALLEN DEAVER
Executive Vice President of Armstrong

Director since 1988      Age 61

[PHOTO APPEARS HERE]

Mr. Deaver is a graduate of the University of Tennessee and a former Army officer. He began his Armstrong career in 1960 and has served as Executive Vice President since 1988. Prior to that time, he gained experience in a variety of engineering and manufacturing positions in the United States and abroad. He was Group Vice President for Corporate Technology and New Business Development (1983-1988). Mr. Deaver is a director of the National Association of Manufacturers, the Pennsylvania Chamber of Business and Industry and the Pennsylvania Economy League. He is also a member of the Boards of Directors of Pennsylvania Power & Light Company, PP&L Resources, Inc., and Internacional de Ceramica S.A. de C.V.

                      ------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 1998
                      ------------------------------------


JAMES E. MARLEY
Chairman of the Board
AMP Incorporated

Member--Armstrong Board Affairs and Governance Committee (Chairman) and Management Development and Compensation Committee

Director since 1988     Age 61

[PHOTO APPEARS HERE]

Mr. Marley is a graduate of Pennsylvania State University and earned a master's degree in mechanical engineering from Drexel University. Since 1993, he has served as Chairman of the Board of AMP Incorporated (electrical/electronic connection devices), which he joined in 1963 where he served as President and Chief Operating Officer (1990-1992) and President (1986-1990). He is active as a Director of The Pinnacle Health System, The Pennsylvania Business Roundtable, Manufacturers' Alliance for Productivity and Innovation, and The Pennsylvania Chamber of Business and Industry. He is also a Director of Harsco Corporation.


JERRE L. STEAD
Chairman and Chief Executive Officer
Ingram Micro, Inc.

Member--Armstrong Board Affairs and Governance Committee and Management Development and Compensation Committee (Chairman)

Director since 1992      Age 54

[PHOTO APPEARS HERE]

Mr. Stead is a graduate of the University of Iowa and was a participant in the Advanced Management Program, Harvard Business School. On September 1, 1996, he became Chairman and Chief Executive Officer of Ingram Micro, Inc. (technology products and services). During 1995, he served as Chairman, President and Chief Executive Officer of Legent Corporation (integrated product and service software solutions) until its sale late in 1995. He was Executive Vice President, American Telephone and Telegraph Company (telecommunications) and Chief Executive Officer of AT&T Global Information Solutions (computers and communicating), formerly NCR Corp. (1993-1994). He was President of AT&T Global Business Communications Systems (communications) (1991-1993). Mr. Stead was Chairman, President and Chief Executive Officer (1989-1991) of Square D Company (industrial control and electrical distribution products). He serves the Board of Garrett Evangelical Seminary and the University of Iowa Board of Visitors. He is also a Director of TBG Holdings N.V., TJ International, Inc., and American Precision Industries, Inc.


   The Board of Directors held eight meetings during 1996. Each incumbent director, except for J. Phillip Samper, attended at least 75% of the aggregate total meetings of the Board of Directors and meetings (20 in total during 1996) of the standing Audit, Board Affairs and Governance, Management Development and Compensation, Finance and Pension and Public Policy Committees on which each such director served. Effective April 1, 1996, the Board Affairs and Governance Committee assumed the duties formerly dealt with by the Public Policy Committee.

                             DIRECTORS' COMPENSATION

   During 1996, the directors who are not officers or employees of the Company were each compensated at the rate of $20,000 per year and, in addition, $1,000 for each Board and Committee meeting attended and $1,000 per diem plus reasonable expenses for special assignments in connection with Board activity. An annual fee of $3,000 is paid to each Committee chairperson. Directors who are officers or employees of the Company are not separately compensated as directors or for attendance at Board or Committee meetings or as

Committee chairpersons. Directors may elect to defer cash payments to the Armstrong Deferred Compensation Plan which is described on page 11. During 1996, seven nonemployee directors made such deferrals to the Armstrong Deferred Compensation Plan, and two nonemployee directors have account balances under the Deferred Compensation Plan for Non-Employee Directors (a plan as to which future deferrals were terminated June 25, 1990).

   On December 18, 1995, the Board voted to discontinue the Directors' Retirement Income Plan for directors who join the Board after January 1, 1996. Under the Plan, a director who attains at least six years of Board service is eligible for retirement benefits following termination of Board service. The annual retirement benefit is equal to the Board retainer in effect on the date of termination and is payable for a period equal to the director's length of Board service. Payments cease upon a director's death. Current directors who elected to discontinue Plan participation and waive their right to any accrued benefit became eligible to receive awards of phantom shares of Common Stock under the Armstrong Deferred Compensation Plan. Under such an election, a director who had less than 12 years of Board service on January 1, 1996, became eligible to receive an annual award of 200 phantom shares commencing January 1, 1996, and continuing each January 1 up until the time the director attains 12 years of Board service. In addition, all directors who elected to discontinue participation in the Directors' Retirement Income Plan received a phantom share award to replace the value of the accrued benefit the director elected to forfeit. The phantom share award to each director was the greater of 200 shares times the number of full years of Board service as of January 1, 1996, or that number of shares whose fair market value as of January 1, 1996, equated to the present value of benefits accrued under the Directors' Retirement Income Plan. Four of the five current directors who joined the Board prior to January 1, 1996, elected to discontinue their participation in the Directors' Retirement Income Plan and receive the phantom share awards. Any director who joins the Board after January 1, 1996, will receive an annual award of 200 phantom shares each January 1 up until the time the director attains 12 years of Board service.

   In addition to the foregoing, all nonemployee directors participate in the Restricted Stock Plan for Non-Employee Directors pursuant to which each nonemployee director is entitled to receive an initial award of 200 shares of Common Stock upon becoming a director and annual awards of shares of Common Stock on July 1 of each year. Under an award schedule approved by the shareholders, the annual award of 200 restricted shares of Common Stock will increase to 300 shares effective July 1, 1997; 400 shares effective July 1, 1999; and 500 shares effective July 1, 2001. Under the Plan, the shares of Common Stock may not be transferred by the director and are subject to forfeiture under certain conditions. Subject to these forfeiture provisions, each nonemployee director has the right to receive dividends on and has voting power with respect to the shares.

   The Board of Directors adopted a minimum stock ownership guideline for nonemployee directors equal to five times the annual Board retainer. Currently, this equates to $100,000 worth of Common Stock. Directors have five years from date of notification to meet this ownership guideline. Shares awarded under the Restricted Stock Plan for Non-Employee Directors and deferred stock units held under the Armstrong Deferred Compensation Plan will be counted for purposes of satisfying the ownership guideline. Four of the six current directors have met the minimum stock ownership guideline.


                          BOARD OF DIRECTORS COMMITTEES

   The Board of Directors has, among others, an Audit Committee, a Management Development and Compensation Committee and a Board Affairs and Governance Committee as described below. The Finance and Pension Committee and the Executive Committee are also standing committees of the Board. The Committees receive their authority and assignments from the Board of Directors and report to the Board.

Audit Committee--The Committee is composed of Van C. Campbell (Chairman), H.
---------------
Jesse Arnelle and Donald C. Clark. The Committee held three meetings during 1996. In fulfilling its responsibilities, the Committee's activities included, but were not limited to, recommendation of the employment of the independent auditors; review of the scope and results of the independent auditors' audit activities and the fees proposed and charged therefor; review of nonaudit services of the independent auditors and the fees proposed and charged therefor; review of the scope and results of the internal audit activities; review of officers' travel and entertainment expenses; and review of the financial activities, financial position and related reports of the consolidated Company.

Management Development and Compensation Committee--The Committee is composed of
-------------------------------------------------
Jerre L. Stead (Chairman), James E. Marley and J. Phillip Samper. Ursula F. Fairbairn was also a member of the Committee until her resignation from the Board in December 1996. The Committee held four meetings during 1996. In fulfilling its responsibilities, the Committee reviews and recommends to the Board of Directors matters involving the annual compensation of all directors who are officers of the Company; reviews the compensation plans for all officers of the Company; and periodically reviews the management development plans, the salary and incentive compensation plans and the administration of such plans covering the salaried employees of the Company. Meeting annually, the Committee reviews matters of senior management succession. The Committee also administers the Long-Term Stock Option Plan for Key Employees, the 1993 Long-Term Stock Incentive Plan, the Company's Management Achievement Plan and the Armstrong Deferred Compensation Plan.

Board Affairs and Governance Committee--The Committee is composed of James E.
--------------------------------------
Marley (Chairman), J. Phillip Samper and Jerre L. Stead. Ursula F. Fairbairn also served on the Committee until her resignation from the Board in December 1996. The Committee held two meetings during 1996. In fulfilling its responsibilities, the Committee reviews and recommends new director candidates for consideration by the Board of Directors and recommends to the Board the director nominees for election at the annual shareholders' meeting. It also reviews and makes recommendations dealing with development, performance and effective functioning of the Board. The Board Affairs and Governance Committee will consider nominees recommended by shareholders of the Company. Such recommendations should be made in writing, should include a statement of the recommended nominee's qualifications and should be addressed to the Committee at the address of the Company. Actual nominations must be made in accordance with the procedures set forth in the Company's bylaws, a copy of which may be obtained upon written request to the Secretary of the Company. The Committee also reviews matters of nonemployee directors' compensation and administers the Restricted Stock Plan for Non-Employee Directors. During 1996, the Committee assumed the duties of the Public Policy Committee and will focus on the Company's policies concerning environmental matters, health, safety, EEO and other diversity issues.


              DIRECTORS' AND EXECUTIVE OFFICERS' SECURITY OWNERSHIP

   The following tabulation shows the amount of all Armstrong stock-based holdings beneficially owned directly or indirectly by the Company's directors (and nominees), the named individuals set forth in Table 1 on page 10 and all the directors and executive officers as a group as of December 31, 1996. Except as otherwise noted below, in each instance the nature of beneficial ownership consists of sole voting and investment power.


                      Common Stock and Stock-Based Holdings


                                                   Stock Options               Total Beneficial        Deferred
Name                           Stock/1/      Exercisable Within 60 Days            Ownership         Stock Units/2/
----                           -----         --------------------------            ---------         -----------
H. Jesse Arnelle                  409                    --                            409                316
Henry A. Bradshaw              20,891                22,800                         43,691                 --
Van C. Campbell                 1,200                    --                          1,200              2,262
Donald C. Clark                   604                    --                            604                340
E. Allen Deaver                31,995                78,240                        110,235             11,414
George A. Lorch                82,954               118,140                        201,094             13,308
James E. Marley                 1,430                    --                          1,430              2,236
Frank A. Riddick III           22,104                39,060                         61,164                795
J. Phillip Samper               2,457                    --                          2,457                494
Robert J. Shannon, Jr.         11,706                14,410                         26,116              2,461
Jerre L. Stead                  3,070                    --                          3,070                820
Directors, nominees and
executive officers as a
group (19 persons)            262,473               378,345                        640,818             40,227

/1/ Includes the following shares held by each nonemployee director under the Company's Restricted Stock Plan for Non-Employee Directors as to which each director has voting but not investment power and which shares are subject to forfeiture in certain events: H. Jesse Arnelle-- 400; Van C. Campbell--1,000; Donald C. Clark--400; James E. Marley--1,100; J. Phillip Samper--1,100; and Jerre L. Stead--900.

The amounts also include shares of Common Stock which may be deemed to be beneficially owned through the employee stock ownership accounts of the Company's Retirement Savings and Stock Ownership Plan ("RSSOP") as follows:
George A. Lorch--1,557; E. Allen Deaver--1,610; Henry A. Bradshaw--1,119; Frank
A. Riddick III--7; Robert J. Shannon, Jr.--490; and current directors and executive officers as a group--8,658. Each of the named individuals and each member of the group has shared voting power and no investment power with respect to the shares of Common Stock which may be deemed to be allocated to them under the RSSOP. The ownership of each such individual and all the current directors and executive officers as a group represents less than 1% of the outstanding shares in the RSSOP stock ownership accounts. For a further description, see Retirement Savings and Stock Ownership Plan ("RSSOP") under "Executive Officers' Compensation" and for a description of the ownership of the RSSOP Stock, see "Stock Ownership of Certain Beneficial Owners."

Also included are the indirectly owned shares held in the RSSOP retirement savings accounts of the following individuals: George A. Lorch--712; E. Allen Deaver--589; Henry A. Bradshaw--275; Robert J. Shannon, Jr.--193; and in the case of Mr. Lorch, the 62 shares owned jointly by Mr. Lorch with his wife, as to which he holds shared voting and investment power; and in the case of Jerre L. Stead, the 100 shares owned jointly by Mr. Stead with his wife, as to which he holds shared voting and investment power.

With respect to current executive officers other than the named individuals, the group amount includes the 390 shares held jointly with family members, as to which voting and investment power is shared, and 812 shares owned indirectly through the retirement savings accounts of the RSSOP.

/2/ Includes phantom shares of Company Stock held in the Stock Subaccount under the Armstrong Deferred Compensation Plan. The phantom shares of Company Stock are evidenced by a bookkeeping entry and participants have no voting or investment power.

   The ownership shown under the "Total Beneficial Ownership" column for each director represents less than 1% of the shares of Common Stock outstanding on December 31, 1996. All current directors and executive officers as a group beneficially own approximately 1.5% of the shares of Common Stock outstanding on December 31, 1996.


                MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

   The Management Development and Compensation Committee is responsible for establishing the Company's overall philosophy and policies governing the compensation programs for management personnel. The competitiveness of the Armstrong executive compensation program is assessed by comparing the total value of the program elements (base salary, annual incentive, long-term incentives, employee benefits and perquisites) to that of a selected group of 18 other leading manufacturing companies with comparable sales revenue.

Executive Compensation Principles and Philosophy--The design of the executive
------------------------------------------------
compensation program is based on the principles that (1) the level and mixture of compensation opportunity be sufficient to attract, retain and motivate the caliber of executive talent vital to the Company's continued success, (2) incentive compensation be at risk and conditional on the attainment of performance goals that are directly related to increasing the long-term value of the Company and achieving superior levels of total shareholder return, and (3) individual senior managers be required to own specified amounts of Armstrong Common Stock to ensure an ownership stake and enhance the alignment of their personal interests with shareholder interests.

Annual Compensation--Base salaries are administered on a "pay for performance"
-------------------
philosophy. Each year, the Chairman and Chief Executive Officer (CEO) prepares a salary plan for each of the Company's officers that, among other things, takes into account their performance and contributions. The proposed salary plans are reviewed by the Committee and, subject to agreed-upon modification, approved for all officers of the Company. The Committee recommends to the Board of Directors for approval the annual base salary compensation of all officers who are directors of the Company.

The Company's primary annual incentive plan is the Management Achievement Plan. A participant can earn cash awards in relation to the attainment of corporate and business unit goals. A specific weighting is assigned to each of these achievement segments where such segments are applicable. Each participant has a targeted annual incentive award which is expressed as a percentage of base salary earnings and varies with the participant's level of responsibility.

Economic Value Added (EVA(R)) serves as the Company's principal financial measure and is the basis for determining awards under the Management Achievement Plan. EVA equals the dollar amount arrived at by taking net operating profit after taxes and subtracting a charge for the use of the capital needed to generate that profit. For the corporate and business unit achievement segments, there are threshold levels of EVA performance below which no incentive awards are paid. For the corporate and major business unit segments, there are no caps or maximum award limits so there will be incremental awards for higher levels of EVA achievement. The incentive awards for the Chairman and CEO, the Executive Vice President and the Senior Vice President, Finance and Chief Financial Officer are based entirely on corporate EVA achievement. The incentive awards for all other executive officers are based solely on corporate and/or business unit EVA goal achievement.

The Management Achievement Plan has been structured so that the level of cash compensation (base salary plus annual bonus) will exceed the median level of cash compensation for the selected group of companies when high levels of corporate, business unit and individual performance are achieved. Conversely, when the Company and business units fall short of established targets, the level of cash compensation will fall below the median level of cash compensation for the selected group.

Long-Term Incentive Compensation--The Company's 1993 Long-Term Stock Incentive
--------------------------------
Plan provides for the grant of stock options, performance restricted shares, and restricted stock awards. Each year, the Committee reviews and, where appropriate, authorizes long-term incentive grants under the Plan. Restricted stock awards are made to key employees for purposes of special recognition and employment retention.

In 1996, stock options were granted at the fair market value of the stock on the date of the grant. In determining the number of stock options granted to management, the Committee took into account: position levels, the targeted amounts of the long-term incentive award for selected participants, and other factors determined to be relevant such as individual performance, employment retention and the number of shares available for issuance under the Plan. If the stock price increases significantly, participants stand to realize commensurate rewards and the opportunity to increase their stock ownership positions by exercising their options.

Performance restricted share grants were made to a group of selected senior executives, including all of the executive officers named in the Summary Compensation Table shown on page 10. The Committee considered position levels, the targeted amounts of the long-term incentive award, individual performance, employment retention and the number of shares available for issuance under the Plan in determining the number of performance restricted shares to grant to the senior executive group. Grants made in 1996 are rights to earn shares of Armstrong Common Stock if the Company's total shareholder return performance over the three-year period of 1996 through 1998 meets specific goals established by the Committee. The number of performance restricted shares earned, if any, will be based on Armstrong's relative total shareholder return compared to that of 12 companies in the Peer Group Index selected by the Committee (referenced in footnote 2 of the Performance Graph on page 15). Shares earned will be subject to a three-year restriction period commencing January 1, 1999.

For approximately 50 of the Company's senior executives (including the executive officers named in the Summary Compensation Table shown on page 10 except for Mr. Bradshaw), the number of stock options and performance restricted shares granted in 1996 was twice the normal annual grant amount. Generally, these executives will not receive stock option or performance restricted share grants prior to 1998.

Stock Ownership Guidelines--Early in 1995, the Company adopted stock
--------------------------
ownership guidelines for the top 70 senior executives. These guidelines establish minimum levels of Armstrong stock ownership (including deferred stock units) that executives are expected to meet within five years of notification, ranging from a value equal to one times base salary for lower level executives to four times base salary for the CEO. These ownership guidelines are intended to ensure that senior executives will have a significant ownership stake in the Company while providing an added incentive for the executives to focus on long-term shareholder value creation. In the second year of measurement, Messrs. Lorch, Deaver, Bradshaw, Riddick and Shannon have satisfied their respective minimum levels of stock ownership. Two-thirds of the other executive officers have also met the minimum ownership guidelines.

Tax Deductibility Under Section 162(m)--The Committee's intention is that all
--------------------------------------
performance-based compensation be deductible for federal income tax purposes. It is the opinion of the Company that annual incentive payments under the Management Achievement Plan and all outstanding stock option grants and grants of performance restricted shares will qualify as performance-based compensation under Internal Revenue Code Section 162(m).

CEO Compensation--Under Mr. Lorch's leadership, the Armstrong organization
----------------
achieved the following during 1996:

 . Posted record sales and earnings from continuing businesses (excluding the earnings impact of restructuring and special charges).

 . Earned in excess of the Company's cost of EVA capital for the third consecutive year.

 . More than doubled the value to shareholders of the Company's ceramic tile investment to over $350 million.

 . Supported a 12% increase in the price of Armstrong Common Stock from $62 to $69.50 per share which increased the market value of the Company by $245 million to a market capitalization of $2.9 billion. Reached an all-time record high of $75.25 per share. Announced an 11.1% increase in the annual dividend rate from $1.44 to $1.60 per share.

 . Reached a repurchase level of 2,379,934 under the 2.5 million share repurchase program and authorized an additional 3 million share repurchase program.

 . From a business operations perspective:
     --increased the sale of products to U.S. home improvement center retailers by 17%;
     --introduced a new laminate flooring product category and the new Quest merchandising program for flooring retailers;
     --dedicated the opening of a new ceilings plant in Shanghai, China; and --successfully completed labor negotiations at the Company's U.S.
       manufacturing facilities without a work stoppage.

 . Implemented organizational effectiveness changes which have added and will continue to add value through defined roles and responsibilities, improved decision making and accountability for results.

 . Received the following recognition:
     --Armstrong's Board of Directors was identified by Chief Executive magazine as one of the "five best in America."

     --Company received U.S. Department of Labor's Exemplary Voluntary Efforts
     (EVE) Award for equal employment opportunity initiatives.

These business and financial achievements were among the factors that caused the Committee to approve the 1996 compensation as displayed in the Summary Compensation Table on page 10.

The Chairman and CEO's total direct compensation opportunity at target has been established such that less than 30% of the total direct compensation opportunity will be fixed and represented by base salary earnings. The remainder will be performance-based, comprised of an annual cash incentive opportunity under the Management Achievement Plan and a stock based long-term incentive opportunity under the 1993 Long-Term Stock Incentive Plan.

The Management Development and Compensation Committee consists of Jerre L. Stead
 (Chairman), James E. Marley and J. Phillip Samper.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ursula F. Fairbairn (who resigned from the Board effective December 21, 1996), James E. Marley, J. Phillip Samper and Jerre L. Stead served as members of the Company's Management Development and Compensation Committee during 1996.


                       EXECUTIVE OFFICERS' COMPENSATION

   The following table shows the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for services to the Company and its subsidiaries during the last three fiscal years:

                       TABLE 1: SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------


                                        ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                     ------------------------------------------------------------------------------
                                                                                 Awards               Payouts
                                                                            ---------------------------------------
                                                                                          Securities
                                                                 Other      Restricted    Underlying                    All
                                                                 Annual       Stock        Options/         LTIP       Other
Name and                                Salary       Bonus    Compensation   Award(s)        SARs          Payouts   Compensation
Principal Position             Year      ($)         ($)/1/      ($)/3/       ($)/5/         (#)             ($)       ($)/9/
---------------------------------------------------------------------------------------------------------------------------------
G.A. Lorch                     1996      622,500   1,154,738       --                 0        70,880           0/7/      63,004
Chairman and                   1995      587,500     929,425       --         3,137,500/4/    276,500/4/  772,334         22,807
Chief Executive Officer        1994      537,600     612,864       --           584,218        12,500           0         19,798
---------------------------------------------------------------------------------------------------------------------------------
E.A. Deaver                    1996      457,800     788,561       --                 0       40,000            0/7/     113,455
Executive Vice President       1995      433,350     636,592       --                 0       15,200      772,334         23,921
                               1994      381,600     362,520       --           501,093       10,000            0         20,056
---------------------------------------------------------------------------------------------------------------------------------
H.A. Bradshaw                  1996      271,200     308,612       --                 0        7,710            0/7/      21,492
President, Worldwide           1995      252,000     289,258       --            45,875        7,150      396,056         13,726
Building Products Operations   1994      231,600     231,600       --            83,905        4,350            0         12,334
---------------------------------------------------------------------------------------------------------------------------------
F.A. Riddick III               1996      291,000     462,690       --           598,750       68,120/6/         0          6,279
Senior Vice President,         1995      208,954/2/  259,731     88,982         534,750       30,000            0            194
Finance and Chief
Financial Officer
---------------------------------------------------------------------------------------------------------------------------------
R.J. Shannon, Jr.              1996      238,300     271,036       --           369,250       35,500/6/         0         19,716
President, Worldwide           1995      211,600     158,731       --            91,750            0      384,508/8/       1,685
Floor Products Operations      1994      185,490     115,892       --           245,945            0            0            704
---------------------------------------------------------------------------------------------------------------------------------

/1/Bonuses are paid in the year following the year in which shown.

/2/Mr. Riddick's employment with the Company commenced March 15, 1995.

/3/Except for the income related to Mr. Riddick's relocation during 1995, the aggregate value does not exceed the lesser of $50,000 or 10% of shown salary and bonus.

/4/On December 18, 1995, the Board of Directors made a special long-term incentive award to Mr. Lorch consisting of 50,000 shares of restricted stock and 250,000 stock options. These awards were made in recognition of Mr. Lorch's outstanding performance as Chairman and CEO, and to serve to retain his employment with the Company for at least the next five years. The shares of restricted stock vest and become free of restrictions in one-third installments at three, four and five years from the date of the award. The stock options become exercisable in one-third installments at three, four and five years from the date of the grant. The shares of restricted stock vest and the stock options become exercisable upon a change in control of the Company.

/5/Messrs. Riddick and Shannon received restricted stock awards of shares of Common Stock in recognition of their contributions and to serve to retain their employment. Mr. Riddick received 10,000 shares of Common Stock which vest and become free of restrictions in one-third installments at three, four and five years from the date of the award. Mr. Shannon received 5,000 shares of Common Stock which vest and become free of restrictions in one-third installments at three, four and five years from the date of the award, and 1,000 shares of Common Stock which vest and become free of restrictions at five years from the date of the award. All restrictions lapse upon a change in control of the Company. The number and value of all shares of restricted stock held by each of the Named Executives as of December 31, 1996, which includes performance restricted shares earned under the 1993 grants and performance restricted shares that can be earned under the 1995 and 1996 grants, were as follows: George A. Lorch--

80,734 ($5,611,013); E. Allen Deaver--21,869 ($1,519,896); Henry A.
Bradshaw--10,163 ($706,329); Frank A. Riddick III--23,942 ($1,663,969); and
Robert J. Shannon, Jr.--12,208 ($848,456). In order to earn the performance restricted shares granted in 1995 and 1996, the Company's total shareholder return for the two three-year periods ending in 1997 and 1998 must meet specific goals established by the Management Development and Compensation Committee. During the performance periods, participants are credited with dividend equivalents which are used to grant additional performance restricted shares that are subject to the same performance requirements and the same terms and conditions.

/6/Messrs. Riddick and Shannon received special stock option grants during 1996. Mr. Riddick received a grant of 50,000 stock options and Mr. Shannon received a grant of 25,000 stock options. These grants were made in recognition of their outstanding performance and to serve to retain their employment with the Company for at least the next five years. These stock options become exercisable in one-third installments at three, four and five years from the date of grant. All stock options become exercisable upon a change in control of the Company.

/7/In spite of an average annual return to shareholders of 12.2% over the three-year period from 1994 through 1996, no shares were earned in 1996 under the performance restricted share grants made in 1994 since the Company's total shareholder return performance was below the 50th percentile level of companies comprising the Standard & Poor's 500.

/8/As its president, Mr. Shannon received a cash payment under a long-term incentive plan established for the American Olean Tile Company, Inc., formerly a wholly owned subsidiary of the Company. On December 29, 1995, Armstrong combined its ceramic tile operations with Dal-Tile International Inc.

/9/The amounts include the above-market interest credited to each named individual's Armstrong Deferred Compensation Plan account: George A. Lorch--$25,580; E. Allen Deaver--$25,851; Henry A. Bradshaw--$13,646; Frank A. Riddick III--$442; and Robert J. Shannon, Jr.--$1,607. The amounts also include the imputed income for Group Life Insurance in excess of $50,000: George A. Lorch--$525; E. Allen Deaver--$936; Henry A. Bradshaw--$1,404; Frank A. Riddick III--$119; and Robert J. Shannon, Jr.--$29. The amounts also include vested amounts in the RSSOP for members' Equity, Bonus and Match Accounts: George A. Lorch--$1,156; E. Allen Deaver--$3,308; Henry A. Bradshaw--$6,442; Frank A. Riddick III--$553; and Robert J. Shannon, Jr.--$5,557. The amounts also include the present value costs of the Company's portion of 1996 premiums for split-dollar life insurance: George A. Lorch--$35,743; E. Allen Deaver--$83,360; Frank A. Riddick III--$5,165; and Robert J. Shannon, Jr.--$12,523. As a condition of participation in the split-dollar life insurance program, the Named Executives waived future participation in the Company-paid group term life insurance program.

Management Achievement Plan--The Management Achievement Plan is designed to
---------------------------
promote the Company's financial success by motivating key Company and selected subsidiary executives to produce outstanding results by providing them the opportunity to earn additional financial rewards based on the attainment of defined corporate and business unit goals. Under the Plan, the Company establishes for each participant at the beginning of each year a target incentive cash award based on the achievement of defined corporate and business unit goals. At the end of the year, the results actually achieved are evaluated against these goals to determine the amount, if any, of additional compensation earned by individuals participating in the Plan.

Deferred Compensation Plan--To enhance the attraction and retention of
--------------------------
high-quality members of the Board of Directors and upper management, the Board approved in 1985 the Deferred Compensation Plan covering directors and certain management employees to be selected by the Deferred Compensation Committee. Under the Plan, employee participants can elect to defer up to 20% of base salary and 100% of their actual bonus. Nonemployee directors can make voluntary elections to defer up to 100% of cash fees and may also receive deferred stock units as described under the Directors' Compensation section on page 4. Participants are eligible to receive certain supplemental retirement benefits upon retirement or the attainment of a certain age. Payment of the supplemental retirement benefit normally is by monthly annuity for a period of 15 years (10 years in the case of nonemployee directors). For deferrals completed in 1993 and beyond, the trusts will be funded with assets having a present value equal to the projected account balance through the end of the current year. The majority of the present value of these assets is represented by life insurance policies owned by the trusts on the lives of participants in the Plan. Benefits under the Deferred Compensation Plan are financed so that the Company anticipates recapturing the benefit costs under the Plan.

Retirement Savings and Stock Ownership Plan ("RSSOP")--Effective September 30,
-----------------------------------------------------
1996, the Armstrong World Industries, Inc., Employee Stock Ownership Plan ("ESOP") was restructured and its assets and liabilities were merged into the Retirement Savings Plan for Salaried Employees of Armstrong World Industries, Inc. The plan as amended and restated is now called the Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc. As part of the ESOP restructuring, the Company called for the redemption of all shares of Series A ESOP Convertible Preferred Stock as of August 1, 1996. The ESOP Trustee, as permitted under the ESOP preferred stock terms, converted the shares of ESOP preferred stock into shares of Common Stock at a conversion ratio of one share of Common Stock for each share of ESOP preferred stock, effective August 1, 1996.

The RSSOP consists of two parts. The first part--Retirement Savings Accounts--provides a cash or deferred arrangement intended to qualify under Internal Revenue Code Sections 401(a) and 401(k) and also permits employee after-tax contributions. The second part--Stock Ownership Accounts--is both a stock bonus plan and an employee stock ownership plan intended to qualify under Sections 401(a), 401(k) and 4975(e)(7) of the Code, and as such is designed to invest primarily in the Company's Common Stock. All employees of the Company and participating subsidiaries of the Company, including the Named Executives, who meet certain eligibility criteria are eligible to participate in the RSSOP. Compensation received by the Named Executive pursuant to the RSSOP is reflected in the "All Other Compensation" column of Table 1 on page 10.

Employment Protection Plan for Salaried Employees--The Company's Employment
-------------------------------------------------
Protection Plan for Salaried Employees is designed to encourage the attraction of new employees and to reinforce and encourage the continued attention and dedication of salaried employees of the Company, as well as to protect certain rights and benefits of employment. Under the Plan, eligible salaried employees (excluding the Named Executives and certain other officers who are covered under individual change in control agreements) of the Company are entitled to severance pay and continuation of benefits if they are terminated for other than cause or resign for good reason, in each case as defined in the Plan, within two years following a change in control of the Company, as defined in the Plan. The amount of the severance pay to which an eligible employee is entitled is based on the employee's length of service and cash compensation, ranging from a minimum of two weeks' pay to a maximum of 104 weeks' pay, subject to certain limitations, and is payable in a lump sum promptly following the employee's date of termination.

Change in Control and Termination of Employment Arrangements--The Company has
------------------------------------------------------------
entered into agreements with a small group of senior officers, including the Named Executives, to provide certain severance and noncompetition benefits in the event the officer is involuntarily terminated or terminates for good reason as defined in the agreement within two years following a change in control of the Company. The purpose of the agreements is to foster the continued employment of key officers by allowing them to focus attention on their assigned responsibilities without distraction in the event of circumstances arising from the possibility of a change in control of the Company. The agreement has an automatic renewal feature such that the terms will continue in effect unless either the Company or the officer elects not to extend the agreement. For purposes of these agreements, change in control has been defined to include: (1) acquisition by a person (excluding certain qualified owners) of beneficial ownership of 20% or more of the Company's Common Stock, (2) change in the composition of the Board of Directors such that existing Board members and their approved successors do not constitute a majority of the Board, (3) consummation of a merger or consolidation of the Company unless shareholders of voting securities immediately prior to such merger or consolidation continue to hold 60% or more of the voting securities of the resulting entity, and (4) shareholder approval of a liquidation or dissolution of the Company or sale of all or substantially all of the Company's assets.

Circumstances triggering payment of specified benefits include: (1) involuntary termination of employment for reasons other than cause, death or disability or,
(2) voluntary termination by the officer for good reason where there are significant changes in the nature of employment including reduction in compensation, changes in responsibility or relocation of the place of employment. Severance benefits under the agreements include: (1) a lump sum severance payment equal to two times the sum of (a) the officer's annual base salary, and (b) the officer's highest annual bonus earned in the three years prior to termination or prior to change in control, (2) continuation of life, disability, accident and health insurance benefits for three years following termination, (3) payment of remaining premium payments for split-dollar life insurance policies, (4) enhanced retirement benefits payable as a lump sum for officers under 50 years of age or those who have not completed ten years of service, and (5) payment of legal fees in connection with a good faith dispute involving the agreement. The agreement also includes a noncompetition benefit whereby the officer is eligible for a monthly noncompetition payment covering the one-year period following termination of employment. The monthly payment is one-twelfth of the sum of (a) the officer's annual base salary, and (b) the officer's highest annual bonus earned in the three years prior to termination or prior to change in control. The noncompetition payments cease and past payments are subject to recovery under certain conditions should the officer engage in activities determined to be in violation of the agreement.

Severance Pay Plan for Salaried Employees--The Company's Severance Pay Plan for
-----------------------------------------
Salaried Employees, adopted in 1990, is designed to cushion the effects of unemployment for those salaried employees whose employment is terminated on action initiated by the Company under certain conditions. All parent Company salaried employees are eligible for severance pay if they are terminated by the Company and are not otherwise excluded from the receipt of such benefits for reasons set forth in the Plan. No employee is eligible for severance pay where the employee voluntarily terminates employment or where the termination is in connection with the sale of a plant, unit, division or subsidiary and the employee has the opportunity for continued employment in a similar position with comparable compensation and within the same geographic area with a successor organization. The amount of the severance pay that an eligible employee may receive is based on the employee's length of service, reason for termination and cash compensation level in accordance with a schedule ranging from a minimum of two weeks' pay to a present maximum of 78 weeks' pay. Subject to certain limitations, benefits may be paid by salary continuation or lump-sum payments or a combination of periodic and lump-sum payments. The Severance Pay Committee has the right to depart from the severance pay schedule where related factors justify an upward or downward adjustment in the level of benefits. In no event may the severance benefit exceed 104 weeks' pay.


                 TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The following table sets forth information regarding the grant of stock options during 1996 under the Company's 1993 Long-Term Stock Incentive Plan ("the Plan") to each of the Named Executives:


----------------------------------------------------------------------------------------------------
                                          Individual Grants
----------------------------------------------------------------------------------------------------

                   Securities       Percent Of
                   Underlying     Total Options/
                  Options/SARs     SARs Granted       Exercise Or                     Grant Date
                    Granted/1/     To Employees       Base Price     Expiration     Present Value/2/
      Name             (#)        In Fiscal Year       ($/share)        Date              ($)
----------------------------------------------------------------------------------------------------
 G. A. Lorch          70,880            9.7            59.875         02/24/06          847,838
 E. A. Deaver         40,000            5.5            59.875         02/24/06          478,464
 H. A. Bradshaw        7,710            1.1            59.875         02/24/06           92,224
 F. A. Riddick III    68,120            9.3            59.875         02/24/06          814,824
 R. J. Shannon, Jr.   35,500            4.9            59.875         02/24/06          424,637
----------------------------------------------------------------------------------------------------

/1/With certain exceptions for death or disability and defined change in control events under the Plan, most options/SARs become exercisable in equal installments at one and two years from the date of grant. Of the stock options granted to Messrs. Riddick and Shannon, 50,000 shares granted to Mr. Riddick and 25,000 shares granted to Mr. Shannon become exercisable in equal installments at three, four and five years from the date of grant. All stock options become exercisable immediately upon a change in control of the Company.

/2/In accordance with Securities and Exchange Commission rules, the estimated grant date present values were determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the model include: an option term of five years, volatility of 21%, dividend yield of 2.32%, a risk-free interest rate of 6.17%, and a reduction of 16% to reflect the probability that the above stock options will be forfeited prior to the expiration date. The ultimate value of the options will depend on the future market price of the Company's stock which cannot be forecast with reasonable accuracy.

         TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

   The following table sets forth information regarding the exercise of stock options during 1996 and the unexercised options held as of the end of 1996 by each of the Named Executives

-------------------------------------------------------------------------------------------------------------------
                                    Value                  Securities
                    Shares        Realized           Underlying Unexercised             Value Of Unexercised,
                   Acquired     (market price             Options/SARs                  In-The-Money Options/
                      On      at exercise less         At Fiscal Year-End              SARs At Fiscal Year-End
                   Exercise    exercise price)                 (#)                               ($)
                                                   ----------------------------------------------------------------
       Name           (#)            ($)           Exercisable    Unexercisable     Exercisable     Unexercisable
-------------------------------------------------------------------------------------------------------------------
 G. A. Lorch            0               0            82,700         320,880        2,387,288        2,369,720
 E. A. Deaver       2,860          76,863            58,240          40,000        1,665,285          385,000
 H. A. Bradshaw     4,980         171,863            22,800           7,710          665,294           74,209
 F. A. Riddick III      0               0            30,000          68,120          690,000          655,655
 R. J. Shannon, Jr.   500          12,094             9,160          35,500          337,568          341,688
-------------------------------------------------------------------------------------------------------------------


        TABLE 4: LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------------------------------------------
                                                                       Estimated Future Payouts Of Performance
                        Number Of             Performance             Shares Under Nonstock Price-Based Plan/1/
                       Performance           Period Until           -----------------------------------------------
                       Restricted             Maturation            Threshold         Target           Maximum
      Name               Shares                Or Payout               (#)              (#)              (#)
-------------------------------------------------------------------------------------------------------------------
 G. A. Lorch            12,160                 1996-1998             6,080           12,160            36,480
 E. A. Deaver            6,500                 1996-1998             3,250            6,500            19,500
 H. A. Bradshaw          1,320                 1996-1998               660            1,320             3,960
 F. A. Riddick III       5,000                 1996-1998             2,500            5,000            15,000
 R. J. Shannon, Jr.      1,800                 1996-1998               900            1,800             5,400
-------------------------------------------------------------------------------------------------------------------

/1/The number of performance restricted shares earned will be determined on the basis of the Company's total shareholder return (share price appreciation plus reinvested dividends) over the performance period as compared to the companies composing the peer group as set forth in footnote 2 of the Performance Graph. The Committee has established an award achievement schedule that specifies threshold, target and maximum award performance levels. The target award will be earned if the Company's total shareholder return ranks fifth among the peer group. The threshold award will be earned if Armstrong ranks sixth among the peer group, and the maximum award will be earned if the Company finishes with the highest total shareholder return among the peer group. The maximum award will also be payable in the event of a change in control of the Company. No performance restricted shares will be earned if the Company's total shareholder return is less than zero. During the performance period, participants will be credited with dividend equivalents which will be used to grant additional performance restricted shares that will be subject to the same performance requirements and the same terms and conditions. Performance restricted shares that are earned will be converted to an equal number of shares of Common Stock. These shares will be subject to a three-year restriction period commencing January 1, 1999. Shares earned, including those acquired through reinvested dividends, will vest at a rate of one-third per year during the restriction period, subject to acceleration upon a change in control of the Company.

                               PERFORMANCE GRAPH

              Comparison of Five-Year Cumulative Total Return/1/

    Among Armstrong Common Stock, the S&P 500 Index and a Peer Group Index/2/

   The following graph compares the cumulative total return, including reinvestment of dividends, among the Company's Common Stock, a broad equity market index and a peer group index:


                             [GRAPH APPEARS HERE]

                           Armstrong World      Peer Group
                           Industries, Inc.        Index        S&P 500
                           ----------------     ----------      -------
1991                              100               100           100
1992                              113               122           108
1993                              196               162           118
1994                              145               140           120
1995                              240               178           165
1996                              276               211           203


/1/Assumes $100 invested on December 31, 1991, in Company Common Stock or index including reinvestment of dividends. Fiscal year ending December 31.

/2/Is composed of companies which as a group reflects the Company's mix of residential, nonresidential and international end-use markets. The peer group includes American Standard Cos., Inc., Black & Decker, Masco Corp., Newell Co., Owens-Corning Fiberglas Corp., PPG Industries, Premark International, Shaw Industries, Inc., Sherwin-Williams Co., Stanley Works, USG Corp. and Whirlpool Corp.



                        RETIREMENT INCOME PLAN BENEFITS

   The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's Retirement Income Plan, which is a qualified defined benefit pension plan, as well as under the Company's Retirement Benefit Equity Plan, which is a partially funded, nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in Table 5 are based on compensation that is covered under the plans and years of service with the Company and its subsidiaries.

              TABLE 5: ANNUAL RETIREMENT BENEFIT BASED ON SERVICE


      Average Final
      Compensation             25 Years               30 Years              35 Years               40 Years
      ------------             --------               --------              --------               --------
      $  300,000              $112,000               $134,000               $156,000               $174,000
         500,000               189,000                227,000                265,000                295,000
         700,000               267,000                320,000                373,000                415,000
         900,000               344,000                413,000                482,000                536,000
       1,100,000               422,000                506,000                590,000                656,000
       1,300,000               499,000                599,000                699,000                777,000
       1,500,000               577,000                692,000                807,000                897,000
       1,700,000               654,000                785,000                916,000              1,018,000
       1,900,000               732,000                878,000              1,024,000              1,138,000

   A participant's compensation covered by the Company's pension plan is the average of his or her annual compensation (as reported under the columns captioned "Salary" and "Bonus" in the Summary Compensation Table) in the three best paid years in the 10 years prior to retirement. The 1996 annual covered compensation and estimated years of service under the Plan for each of the Named Executives were as follows: George A. Lorch--$1,551,925 (33.5 years); E. Allen Deaver--$1,094,392 (36.5 years); Henry A. Bradshaw--$560,458 (33.9 years); Frank
A. Riddick III--$550,731 (16.8 years); and Robert J. Shannon, Jr.--$397,031 (26.5 years). Benefits shown assume retirement in 1996 and are computed as a straight life annuity beginning at age 65 and are not subject to deduction for Social Security or other offsets. Mr. Riddick's estimated years of service include 15 years of prior service credit awarded to him under a provision of the Retirement Benefit Equity Plan. His Armstrong retirement benefit will be reduced by any retirement benefit payable to him by previous employers for this 15-year period.

   If the Retirement Income Plan is terminated within five years following a change in control of the Company, any Plan assets remaining after satisfying Plan liabilities are first to be applied to increase retirement income to employees, including the Named Executives, up to an amount that they would have been eligible to receive under the Plan assuming, on an actuarial basis, they continued employment until retirement. In the event a salaried member is terminated other than for cause or resigns for good reason, in each case as defined in the Plan, within two years following a change in control of the Company, then such members with at least 10 years of service and at least 50 years of age would be eligible for early retirement without certain normal reductions applying and with the addition of certain Social Security replacement benefits; such members with 15 or more years of service also would receive credit under the Plan for an additional five years of service. The Retirement Benefit Equity Plan provides for certain restrictions on amendment or termination of the Plan following a change in control of the Company and provides for payment either by the Company or from an established and funded Retirement Benefit Equity Trust, a nonqualified trust under which assets are held to provide for the payment of benefits under the Retirement Benefit Equity Plan.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Common Stock of the Company as of December 31, 1996, based upon information furnished to the
Company:


                                                             Amount and Nature of              Percent of Class
Name and Address of Beneficial Owner                         Beneficial Ownership                Outstanding/1/
-----------------------------------                          --------------------              ----------------
Mellon Bank Corporation                                           3,882,605/2/                        9.4
One Mellon Bank Center
Pittsburgh, PA 15258

Loomis, Sayles & Company, L.P.                                    2,634,715/3/                        6.4
One Financial Center
Boston, MA 02111

Putnam Investments, Inc.                                          2,353,317/4/                        5.7
One Post Office Square
Boston, MA 02109



/1/In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon the total 41,304,308 shares of Common Stock that were outstanding on December 31, 1996.

/2/Mellon Bank, N.A., a subsidiary of Mellon Bank Corporation, is the trustee of the employee stock ownership portion of Armstrong's Retirement Savings and Stock Ownership Plan (the "RSSOP"). In that capacity, Mellon Bank, N.A., may be deemed to be the beneficial owner of, and has shared voting power and sole investment power with respect to 3,537,605 shares of Common Stock, or 8.57% of the Common Stock outstanding. Under the RSSOP, shares of Common Stock are allocated to a participant's account and are voted by Mellon Bank, N.A., in accordance with the participant's direction. Unallocated shares and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as the directed shares are voted. Under the RSSOP, in the event of a tender offer for the stock in the RSSOP, the trustee is required to tender unallocated shares in the same proportion that allocated shares are tendered. Mellon Bank, N.A., disclaims beneficial ownership of all shares of Common Stock that have been allocated to the individual accounts of employee participants in the RSSOP for which directions have been received and followed. Mellon Bank Corporation and its affiliates, Boston Safe Deposit and Trust Company, Mellon Bank, N.A., Mellon Capital Management Corporation, Mellon Equity Associates, The Boston Company Asset Management, Inc., and The Dreyfus Corporation, may be deemed to beneficially own an additional 345,000 shares of Common Stock, or 0.83% of the Common Stock outstanding, in various fiduciary capacities, as to which shares Mellon Bank Corporation and its affiliates exercise sole voting power with respect to 302,000 shares, shared voting power with respect to 38,000 shares, sole investment power with respect to 252,000 shares and shared investment power with respect to 57,000 shares.

/3/Loomis, Sayles & Company, L.P. ("Loomis, Sayles"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 2,634,715 shares of Common Stock, or 6.4% of the Common Stock outstanding, as to which shares Loomis, Sayles exercises sole voting power with respect to 1,105,090 shares, shared voting power with respect to 400 shares and shared investment power with respect to 2,634,715 shares. Loomis, Sayles has asserted that none of its clients has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Stock that relates to more than 5% of the Common Stock outstanding.

/4/Putnam Investments, Inc., may be deemed to beneficially own these shares, which are held by two subsidiary investment advisers: Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. Both subsidiaries have shared dispositive power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, Inc., has shared voting power over the 286,490 shares held by the institutional clients. Putnam Investments, Inc., is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. Putnam Investments, Inc., and Marsh & McLennan Companies, Inc., disclaim voting and investment power over these shares.

       APPROVAL OF AMENDMENTS TO THE 1993 LONG-TERM STOCK INCENTIVE PLAN

   On February 24, 1997, the Management Development and Compensation Committee approved amendment of the 1993 Long-Term Stock Incentive Plan (the "1993 Incentive Plan" or "Plan") and the Board of Directors ratified such action. The Company's shareholders are being asked to approve these amendments to the 1993 Incentive Plan which will (i) establish the aggregate maximum number of shares of Common Stock for which any one individual may be granted awards of stock options, stock appreciation rights (SARs), performance restricted shares and restricted stock awards under the Plan in any one calendar year at 300,000 shares; (ii) establish performance criteria upon which performance restricted shares will be based; and (iii) revise the existing provision in the Plan which precludes a stock option from fully vesting prior to the expiration of eighteen months from the date of grant.

   Section 162(m) of the Internal Revenue Code disallows federal income tax deductions for certain executive compensation paid by publicly held corporations in excess of $1 Million per year (the "$1 Million limit"). Under Section 162(m), compensation that qualifies as performance-based compensation is not subject to the $1 Million limit. In part, because the 1993 Incentive Plan was approved by the shareholders prior to the adoption of Section 162(m), compensation arising from prior awards under the Plan has been excluded from the $1 Million limit. Following the Annual Meeting of Shareholders, this exclusion will no longer be available under Section 162(m) and the $1 Million limit will apply to certain executive compensation arising under the Plan.

   The purpose of the amendments described in (i) and (ii) above is to ensure that certain compensation arising from an executive officer's exercise of stock options or SARs or the receipt of performance restricted shares under the Plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and therefore remain deductible by the Company. The amendment described in (iii) is being made to give the Management Development and Compensation Committee the maximum flexibility to grant stock options with vesting terms and conditions that are competitive with stock options that are granted by comparable companies and therefore enhance the Company's ability to recruit and retain key employees and otherwise enhance the incentive context in which stock options are granted.

   The foregoing amendments are contingent on shareholder approval at the Annual Meeting, and if approved, will become effective upon receipt of such approval. Approval of the amendments requires the affirmative vote of at least a majority of the votes present in person or by proxy at the annual meeting.

   Because executive officers (who may also be members of the Board) are eligible to receive awards under the Plan, each of them has a personal interest in the approval of these amendments.

                      Summary of the 1993 Incentive Plan

   The 1993 Incentive Plan was approved by shareholders of the Company in 1993. The following summary is a brief description of the material features of the 1993 Incentive Plan, as it is proposed to be amended, and is qualified in its entirety by reference to the terms of the 1993 Incentive Plan. Shareholders may obtain a complete copy of the 1993 Incentive Plan upon written request to the Secretary of the Company.

Term. The Plan became effective on April 26, 1993, and no awards may be granted under the Plan after April 25, 2003.

Administration. The Plan is administered by the Management Development and Compensation Committee of the Board (the "Committee") which has the exclusive authority to make awards under the Plan and all interpretations and determinations affecting the Plan. No Committee member will be eligible to participate in the Plan.

Participation and Award Estimates. Participation in the Plan is limited to officers and other key employees of the Company and its subsidiaries who are selected from time to time by the Committee. Participants in the Plan are also eligible to participate in any other incentive plan of the Company. Because the grant of awards under the Plan is at the discretion of the Committee, it is not possible to indicate which persons may receive awards under the Plan or the amount of such awards.

Types of Awards. Awards under the Plan may be in the form of stock options (including incentive stock options ["ISOs"] which meet the requirements of Section 422 of the Internal Revenue Code), SARs, performance restricted shares and restricted stock awards.

Shares Available for Awards, Annual Maximum Award and Closing Quotation. No more than 4,300,000 shares of Common Stock may be issued under the Plan (subject to adjustment as described below for a stock split, stock dividend, recapitalization, merger and the like); provided, however, that no more than 430,000 shares of Common Stock may be awarded in the form of restricted stock awards. Furthermore, the aggregate maximum number of shares of Common Stock for which any one individual may be granted awards of stock options, SARs, performance restricted shares and restricted stock awards under the Plan in any one calendar year is 300,000 shares.

   As of February 3, 1997, a total of 2,380,417 shares of Common Stock were subject to outstanding awards under the Plan.

   As of February 21, 1997, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions was $69.25.

Stock Options. The term of options granted under the Plan will be fixed by the Committee; however, such term may not exceed ten years from the grant date. The per share option price for any shares purchasable under any option will be determined by the Committee but will not be less than 100% of the fair market value of the shares on the date the option is granted. Except where other provisions of the Plan provide for a different exercise period in the event of death, disability or a change in control, each option will become exercisable at such times as may be determined by the Committee at the time of grant. Each option shall be exercisable in full or in part by payment of the option price in cash or in shares of Common Stock or in any combination of cash and shares of Common Stock; provided, however, that shares of Common Stock previously acquired under the 1993 Incentive Plan or any other incentive plan of the Company must have been owned by the participant for a 12-month period or such longer period as the Committee determines in order to be utilized for purposes of payment of the option price.

Stock Appreciation Rights. SARs may be granted by the Committee to a participant only in tandem with nonqualified stock options or incentive stock options. A SAR entitles the participant to receive, upon its exercise, a payment equal to (i) the difference between the SAR exercise price and the fair market value of a share of Common Stock on the exercise date multiplied by (ii) the number of shares of Common Stock with respect to which the SAR is exercised. Upon the exercise of SARs with respect to shares of Common Stock, the number of shares of Common Stock covered by the SARs' related stock option are correspondingly reduced. In other words, a participant may exercise either a stock option or a SAR, but not both, with respect to a share of Common Stock covered by both the stock option and SAR.

Restricted Stock Awards. The Committee may make restricted stock awards on such terms and conditions as it determines. Such terms and conditions may include the circumstances under which such shares will be forfeited by reason of termination of employment or failure of the participant to satisfy the terms and conditions of the award. None of the shares subject to a restricted stock award may be assigned, transferred, pledged or sold until they are delivered to the holder of the restricted stock award.

   The participant shall generally have the rights and privileges of a shareholder as to the shares awarded pursuant to a restricted stock award, including the right to vote, except that the shares shall remain in the custody of the Company until all restrictions have lapsed. If, during a restriction period, a participant terminates employment for any reason other than death, disability or retirement, the participant shall forfeit all rights to the payment of any restricted stock award, unless otherwise provided by the Committee.

Performance Restricted Shares. The Committee may make, on such terms and conditions as it determines, performance restricted share grants. A performance restricted share entitles a participant to receive a target number of shares of Common Stock based upon the Company's attainment of predetermined performance goals over a specified performance period. The Management Development and Compensation

Committee and the Board of Directors have adopted the following performance criteria upon which performance restricted share awards shall be based: (i) total shareholder return; (ii) EVA as defined below; (iii) return on shareholders' equity; (iv) return on capital; (v) earnings per share; (vi) sales; (vii) earnings; (viii) cash flow; and (ix) operating income. EVA equals the dollar amount arrived at by taking net operating profit after taxes and subtracting a charge for the use of the capital needed to generate that profit. Actual performance goals may be based upon any one or more of these criteria and may be relative to a peer group or be based upon increases or changes relative to stated values.

   At the time a performance restricted share grant is made, the Committee, may in its discretion, establish a vesting period applicable to such shares which shall commence at the end of the performance period. During the vesting period, the performance restricted shares, or a portion thereof, shall be subject to forfeiture. The Committee may also establish a restriction period applicable to any performance restricted shares earned during which such shares may not be assigned, transferred, pledged or sold.

   The number of performance restricted shares actually payable to a participant at the end of a performance period shall be determined by the Committee based upon Company's attainment of the predetermined performance goals. If the minimum performance goals established by the Committee are not met, no performance restricted shares will be earned by the participant. If the performance goals are fully achieved, 100% of the performance restricted shares will be earned by the participant. The Committee may also provide for payment of up to 300% of the performance restricted shares for Company performance which exceeds the performance goals. During the performance period, each performance restricted share will be deemed to be equivalent to one share of Company Common Stock, and the participant shall be entitled to the dividend equivalent.

   At the end of the performance period, performance restricted shares, if any, which have been earned shall be converted to shares of Common Stock. The participant shall generally have the rights and privileges of a shareholder as to the shares of Common Stock earned pursuant to a performance restricted share grant, including the right to vote, except that the shares shall remain in the custody of the Company until all restrictions have lapsed.

   Upon expiration of any vesting period applicable to performance restricted shares earned by the participant, or any portion thereof, the participant shall have the right to receive a distribution of the shares of Common Stock representing such shares after the lapse of any restrictions imposed thereon. If, during a performance period, a participant terminates employment for any reason other than death, disability or retirement, the participant shall forfeit all rights to the payment of any performance restricted shares, unless otherwise provided by the Committee. If, following a performance period, a participant terminates employment for any reason other than death, disability or retirement, the participant shall forfeit all unvested performance restricted shares, unless otherwise provided by the Committee.

Adjustments. In the event of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, or other change in the capitalization of the Company or similar corporate transaction or event affecting the Company's Common Stock, the Committee shall, in such manner as it deems equitable, adjust the number of shares that may be available under the 1993 Incentive Plan.

Change in Control. In the event of a change in control: (i) all outstanding options and SARs become immediately exercisable; (ii) all restrictions imposed on restricted shares shall immediately lapse; (iii) all outstanding performance restricted shares shall immediately be deemed to have been earned to the maximum extent; and (iv) all performance restricted shares earned shall immediately vest and all restrictions shall immediately lapse. A change in control is defined to have occurred if: (a) any person acquires beneficial ownership of 28 percent or more of the then outstanding voting stock of the Company and within five years thereafter disinterested directors no longer constitute at least a majority of the Board, or (b) a business combination with an interested shareholder occurs which has not been approved by a majority of disinterested directors. The terms person, beneficial ownership, voting stock, disinterested director, business combination, and interested shareholder are defined in Article 7 of the Company's Articles of Incorporation.

Amendment and Termination. The Board of Directors may modify, amend, or terminate the Plan at any time except that, to the extent then required by applicable law, rule, or regulation, approval of the holders of a majority of shares of Common Stock represented in person or by proxy at a meeting of the shareholders will be required to increase the maximum number of shares of Common Stock available for distribution under the Plan (other than increases due to adjustments in accordance with the Plan). No modification, amendment, or termination of the Plan shall adversely affect the rights of a participant under a grant previously made to him without the consent of such participant.

Other Provisions. At the discretion of the Committee, share tax withholding may be included as a term of any award under the Plan. The Committee may also offer participants the right to defer the receipt of all or any portion of his or her performance restricted shares or restricted stock award. In the event that a participant is terminated for deliberate or gross misconduct, or if following a participant's termination of employment, and within three years thereafter, the participant engages in a business or enters into employment which in the Committee's discretion is directly or indirectly competitive with the Company, awards granted under the Plan (other than performance restricted shares or restricted stock awards which were otherwise distributable to the participant and previously deferred) are subject to forfeiture.

New Plan Benefits. Because the grant of awards under the Plan is at the discretion of the Committee, it is not possible to indicate what awards will be made to persons eligible for participation in the Plan. The proposed amendments do not provide the Committee with the ability to grant new or significantly different awards. Accordingly, it is likely that the amount of awards made to participants in 1996 would be unchanged by the proposed amendments. The following table shows the number of shares subject to awards made under the Plan in 1996 to the Named Executives, all current executives as a group and all employees, including executive officers, as a group. For approximately 50 of the Company's senior executives (including the Named Executives except for Mr. Bradshaw), the number of stock options and performance restricted shares granted in 1996 was twice the normal grant amount. Generally, these executives will not receive stock options or performance restricted share grants prior to 1998 unless other circumstances warrant such awards.

----------------------------------------------------------------------------------------
                                             Number of Shares Granted in 1996
                                  ------------------------------------------------------
                                      Stock            Performance          Restricted
      Name                           Options        Restricted Shares      Stock Awards
----------------------------------------------------------------------------------------
 G. A. Lorch                         70,880              12,160                 --
 E. A. Deaver                        40,000               6,500                 --
 H. A. Bradshaw                       7,710               1,320                 --
 F. A. Riddick III                   68,120               5,000               10,000
 R. J. Shannon, Jr.                  35,500               1,800                5,000

 All executive officers
 as a group                         360,210              39,680               30,500

 All employees, including
 executive officers, as a group     728,680              72,260               42,950
----------------------------------------------------------------------------------------


                        Federal Income Tax Consequences

Nonqualified Options. Under the current applicable provisions of the Internal Revenue Code, no tax will be payable by the recipient of an option at the time of grant. Upon exercise of a nonqualified option, the excess, if any, of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated for Federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.

Incentive Stock Options. With respect to an Incentive Stock Option (ISO), generally, no taxable gain or loss will be recognized when the option is granted or exercised. ISOs exercised more than three months after termination of employment will be taxed in the same manner as nonqualified options described above. Generally, upon exercise of an ISO, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the alternative minimum tax.

   If the shares acquired upon the exercise of an ISO are held for at least one year, any gain or loss realized upon their sale will be treated as long-term capital gain or loss. The Company will not be entitled to a deduction. If the shares are not held for the one-year period, ordinary income will be recognized in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date the option is exercised. The Company will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for the one-year period and the amount realized upon sale is less than the grant price, such difference will be a capital loss.

Stock Appreciation Rights. Upon the grant of an option which has a tandem stock appreciation right, no taxable income is realized by the holder and no deduction is available to the Company. Upon exercise of an option through a stock appreciation rights election, the tax consequences to the holder and the Company are the same as for exercise of a nonqualified stock option.

Restricted Stock Awards and Performance Restricted Shares. With respect to restricted stock awards and performance restricted shares granted under the Plan, the participant will generally recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the date on which the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs first) over (ii) the amount, if any, paid for the shares. The Company will be entitled to a tax deduction in the same amount. A participant may elect to recognize income, with respect to restricted stock awards, when the shares are granted, and, with respect to performance restricted shares, when such shares are earned upon expiration of the performance period rather than upon expiration of the risk of forfeiture; the amount of ordinary income will be determined as of the date of receipt rather than upon expiration of the applicable restriction. The Company's tax deduction will be determined at the same time. Any subsequent gain or loss will be capital gain or loss.

   The Board of Directors recommends a vote FOR approval of the amendments to the 1993 Incentive Plan.


                             SHAREHOLDER PROPOSAL

   The New York City Employees' Retirement System has notified the Company that it will present the following resolution to modify the Company's existing confidential voting policy (the "Proposal") for consideration at the 1997 Annual Meeting of Shareholders. The Company's confidential voting policy is set forth below. In submitting the Proposal, the proponent disclosed holdings of 199,998 shares of Common Stock of the Company. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting.

   In accordance with the applicable proxy regulations, the Proposal is set forth below:

   RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation.

Shareholder Statement of Support

The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

Many excellent companies, such as Coca-Cola Co., Dow Chemical, Georgia-Pacific Corp., Gillette, Kimberly Clark, Louisiana Pacific, and Quaker Oats, use confidential voting.

In 1989, the Investor Responsibility Research Center (IRRC) surveyed 22 companies which had adopted some form of confidential voting system. The survey examined "... the lessons learned by companies that designed and implemented confidential voting systems." The results, reported in Confidential Proxy Voting
                                                       -------------------------
by Patrick S. McGurn (IRRC, 1989), showed that none of the firms reported any difficulty reaching quorums, meeting supermajority vote requirements, nor found confidential voting particularly expensive or difficult to administer.

It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Corporation to have access to the vote of its shareholders without their specific consent.

Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

We hope that you would agree and vote FOR this proposal.
                                      ---

The Board's Statement in Opposition to the Shareholder Proposal

   The shareholder's Proposal disagrees with Armstrong's comprehensive confidential voting policy. The Company's confidential voting policy fairly addresses both the desire of some shareholders for confidential voting and the need of the Board of Directors to be able to fully "listen" to the shareholders.

   The proponent's Proposal was rejected by the Company's shareholders at the 1993, 1994, 1995 and 1996 annual meetings. In submitting the Proposal again this year, the proponent is effectively seeking to modify the Company's existing confidential voting policy. The Board of Directors has determined that the Proposal is not in the best interest of the Company or its shareholders. Accordingly, the Board urges shareholders to vote AGAINST the Proposal.

   The Board must serve in the best interest of all the Company's shareholders, large and small, independent and institutional. To so serve, the Board must be able to determine and to understand as clearly as possible how shareholders with different expectations vote on various issues, such as the present shareholder Proposal. The Board, after considering the various and often divergent interests and viewpoints of the shareholders, must proceed in the best interest of the Company and all of the shareholders. An open vote, rather than a mandated confidential vote, fosters this process. The Company's confidential voting policy, which encourages an open vote but permits confidentiality, has served its shareholders fairly since its adoption. The current policy seeks to address key issues of those who prefer confidential voting while preserving the essence of the Board's need to understand all of the Company's shareholders.

   The proponent concedes that there is "no imputation that [Armstrong] management has acted coercively" toward any shareholder group. The Board of Directors states unequivocally that it knows of no such coercion ever occurring at Armstrong and that such action would be contrary to Company policy. Proponent's suggestion of possible pressure or the appearance of retaliation is entirely hypothetical. The Company's corporate policy requires all directors, officers and employees of the Company to maintain high ethical standards and respect the inherent rights and dignity of all individuals. The rights of the shareholders of the Company to vote or give a proxy free from any pressure or threat of retaliation is expressly affirmed in the Company's policy.

   The Board of Directors believes proponent's Proposal goes too far in seeking to mandate political system confidential voting. Shares held by Armstrong employees in benefit plans are held in trust and voted by trustees who by the express terms of appointment by the Company are not permitted to disclose to anyone how the employee has voted. Other shareholders may choose confidential voting under the Company's policy. They may also choose to register their shares in the name of a bank, broker or other nominee, thus electing confidential treatment. Shareholders with whom the Company has a direct business relationship are individually contacted each year and given assurance that their vote shall be treated confidentially.

   The Board of Directors further believes that the effect of the shareholder Proposal is to limit the ability of the Board of Directors to clarify issues directly with shareholders and counter erroneous statements in contests other than where the election of directors is involved. The Board thinks this is wrong and could lead to potential harm to the shareholders.

   The confidential voting policy set out below was adopted by the Board of Directors and has been in effect since early 1994.


                     ARMSTRONG CONFIDENTIAL VOTING POLICY

   To respond to shareholders who prefer that their vote at shareholders' meetings not be made known to the Company, the Board of Directors of the Company has adopted the following policy governing the confidentiality of shareholder votes:

     The proxy ballot and voting process for the shareholders' meeting shall provide the means by which shareholders may expressly elect to have their votes treated confidentially.

     Acting in a coercive manner toward any shareholder is contrary to Company policy. The rights of the shareholders of the Company to vote or give a proxy free from any pressure or threat of retaliation is expressly affirmed.

     To underscore this policy, shareholders who the Company reasonably identifies as both holding a significant amount of Company stock and who may have a direct business relationship with the Company shall be contacted on an annual basis, informed of this policy statement and provided with assurances that their vote shall be treated confidentially in accordance with this policy. Furthermore, employee shareholders shall have their votes treated confidentially.

     To provide added assurance to those shareholders desiring confidential voting, the Company shall employ independent tabulators and judges of election for the shareholders' meetings. Company employees and agents assisting in the administration of the vote, solicitation, receipt and tabulation shall provide appropriate certification that they will treat shareholder votes confidentially in accordance with this policy.

     Excepting the second paragraph hereof, which shall apply in all shareholder voting, the foregoing shall not apply (a) in the event of a contested proxy solicitation, (b) if disclosure is necessary to meet state or federal legal requirements or where such information may be necessary to assist in making a claim or defending against a claim, or (c) if the shareholder requests or permits disclosure of its vote. To ensure a representative vote or quorum, proxy solicitors or independent tabulators (who have signed confidentiality certifications) may communicate with shareholders who have not voted.

     Shareholder comments on proxy cards shall be conveyed to the Company by the independent tabulators in such a fashion as to protect a confidential vote.

     The Board of Directors believes it is important that it understand the positions and preferences of its different shareholders on various issues. After considering the various and often divergent interests and viewpoints of the shareholders, the Board must proceed in the best interest of the Company and all of the shareholders. Accordingly, this policy shall not be construed so as to prohibit open and voluntary communication between the Company and its shareholders as to their voting policies or general preferences.

   Adoption of the shareholder's Proposal requires the affirmative vote of at least a majority of the votes present either in person or by proxy at the meeting. Unless otherwise directed, proxies will be voted AGAINST the shareholder's Proposal.

   The Board of Directors believes it has addressed the interests of most of those who prefer confidential voting and that it is in the interests of the Company and its shareholders to reject the Proposal, and it recommends a vote AGAINST.

                             INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of the Company's Audit Committee, appointed KPMG Peat Marwick LLP, independent certified public accountants, as auditors of the Company's financial statements for 1996. The Board of Directors at its February 24, 1997, meeting selected KPMG Peat Marwick LLP as auditors for 1997.

   A representative of KPMG Peat Marwick LLP will be present at the 1997 Annual Meeting to respond to appropriate questions and to make a statement if that representative so desires.


             1998 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES

   Proposals of shareholders intended for inclusion in the Company's proxy statement relating to the 1998 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of L. A. Pulkrabek, Secretary) not later than November 18, 1997. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

   The bylaws of the Company require that nominations for a director to be elected at the 1998 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Company not later than January 28, 1998. The bylaws also require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable bylaw from the Secretary of the Company upon written request.


                                 OTHER MATTERS

   The Board of Directors of the Company is not aware that any matter other than those listed in the notice of meeting is to be presented for action at the meeting. If any of the Board's nominees is unavailable for election as a director or if any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

   Any shareholder who executes and returns the proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy. Abstentions and broker nonvotes on any matter submitted to the shareholders for approval have the effect of votes against such matter since, under the Company's bylaws, the affirmative vote of at least a majority of the votes present and entitled to vote at the meeting, in person or by proxy, is necessary for approval of the matter. Broker nonvotes as to any matter are shares held by nominees which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

   The Company will pay the expense in connection with printing, assembling and mailing the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of mails, proxies may be solicited by directors, officers and other employees of the Company, personally or by telephone or telefax. The Company may request persons holding stock in their names or in the names of nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing. The Company has retained the services of Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees and other fiduciaries. The fees and expenses of that firm for their services in connection with such solicitation are not expected to exceed $17,000.

   UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO L. A. PULKRABEK, SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, ARMSTRONG WORLD INDUSTRIES, INC., LIBERTY AND CHARLOTTE STREETS, P. O. BOX 3001, LANCASTER, PENNSYLVANIA 17604, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

March 17, 1997

[LOGO OF ARMSTRONG APPEARS HERE]         Printed in the United States of America

                         [ARMSTRONG LOGO APPEARS HERE]

STOCK OWNERSHIP ARMSTRONG STOCK FUND                     PARTICIPANT'S DIRECTION
RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

TO: MELLON BANK, N.A., TRUSTEE FOR THE STOCK OWNERSHIP ARMSTRONG STOCK FUND OF
    THE RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN OF ARMSTRONG WORLD INDUSTRIES, INC.

In connection with the proxy materials I received relating to the Annual Meeting of Shareholders of Armstrong World Industries, Inc. to be held on Monday, April 28, 1997, I direct that you execute a proxy in this form solicited by the Board of Directors of Armstrong World Industries, Inc. with respect to all shares of Common Stock to which I have the right to give voting directions under the Stock Ownership Armstrong Stock Fund of the Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc., as follows. I understand you will hold these directions strictly confidential.

THIS PARTICIPANT'S DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PARTICIPANT'S DIRECTION WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR THE AMENDMENTS TO THE 1993 LONG-TERM STOCK INCENTIVE PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL. IF THIS CARD IS NOT RECEIVED BY THE TRUSTEE BY THE CLOSE OF BUSINESS ON APRIL 22, 1997, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.

        THIS PARTICIPANT'S DIRECTION IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example   [X]

The Board of Directors recommends a                                                             The Board of Directors recommends a
vote FOR                                                                                        vote AGAINST
Item 1. ELECTION OF TWO DIRECTORS.        NOMINEES: Van C. Campbell and J. Phillip Samper       Item 3. SHAREHOLDER PROPOSAL
     FOR
 all nominees                             To withhold authority to vote for any individual
listed (except       WITHHOLD             nominee, write the nominees' name below.
 as marked to        AUTHORITY                                                                   FOR      AGAINST      ABSTAIN
the contrary to     to vote for           -------------------------------------------------      [_]        [_]          [_]
   right           all nominees
   [_]                 [_]

The Board of Directors recommends a
vote FOR
Item 2. TO AMEND THE 1993 LONG-TERM STOCK INCENTIVE PLAN                                       If you plan to attend the
                                                                                               Annual Meeting, please         WILL
   FOR     AGAINST    ABSTAIN                                                                  mark the Will Attend block.   ATTEND
   [_]       [_]       [_]                                                                     An admission ticket will be     [_]
                                                                                               mailed to you.

                                                                        In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary,
                                                                        cumulative voting rights will be exercised to secure the
                                                                        election of as many as possible of the Board of Director's nominees.

                                                                        Please mark, sign (exactly as name(s) appears below), date and mail this card promptly in the postage prepaid return
                                                                        envelope provided.

Signature(s)________________________________________Signature(s)___________________________________________Date_______________, 1997

------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

[LOGO OF ARMSTRONG APPEARS HERE]

                                                                      March 1997

                                PLEASE HELP US
                           "RECYCLE THE READERSHIP"
                             OF THE ANNUAL REPORT

Dear Armstrong employee shareholder:

We'd like your help again this year.

Like every other organization within Armstrong, we're continuing to seek ways to cut costs. We've limited our printing quantity level only to what we know will be required.

This was something of a risk, because it's possible we could find ourselves running short of annual reports later this year. But, on balance, we felt it was a worthwhile idea.

Here's how you can help. If it's your custom to read through Armstrong's annual report, then discard it, you can help us keep our inventory at a safe level by returning it to us in good condition when you're through with it. (In fact, you may be among those employees who receive more than one copy because of unavoidable duplicate mailings by the trustees of our employee shareholder accounts.)

If you're located outside Lancaster, we suggest you return them to the employee relations manager for your location for bulk collection. If you're in the Lancaster area, you may send your copies directly in the company mail to:

                              Corporate Relations
                                   Room 103E
                             Armstrong House North
                              Lancaster, PA 17604

Many thanks!

Corporate Relations

                       [LOGO OF ARMSTRONG APPEARS HERE]

ARMSTRONG WORLD INDUSTRIES, INC.                                        PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

E. Allen Deaver and George A. Lorch, or any one or more of them, with power of substitution in each, are hereby authorized to represent the undersigned at the Annual Meeting of the Shareholders of Armstrong World Industries, Inc., to be held at the principal office of the Company, Armstrong House North, in Lancaster, Pennsylvania, on Monday, April 28, 1997, at 10:00 a.m., local time, and at any postponement or adjournment thereof, and thereat to vote, as indicated below, the same number of shares as the undersigned would be entitled to vote if then personally present including shares, if any, credited to the undersigned's account under the Company's shareholder dividend reinvestment plan.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR THE AMENDMENTS TO THE 1993 LONG-TERM STOCK INCENTIVE PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                            .FOLD AND DETACH HERE.

                                                            Please mark
                                                            your votes as   [X]
The Board of Directors recommends a vote FOR                indicated in
                                                            this example

Item 1. ELECTION OF TWO DIRECTORS. NOMINEES: Van C. Campbell and
        J. Phillip Samper

        FOR                   WITHHOLD
 all nominees listed          AUTHORITY
 (except as marked to        to vote for
 the contrary to right)     all nominees

        [_]                     [_]


To withhold authority to vote for any individual nominee, write the nominee's name below.

-------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR

Item 2. TO AMEND THE 1993 LONG-TERM STOCK INCENTIVE PLAN

    FOR     AGAINST     ABSTAIN

    [_]       [_]         [_]


The Board of Directors recommends a vote AGAINST

Item 3. SHAREHOLDER PROPOSAL

    FOR     AGAINST     ABSTAIN

    [_]       [_]         [_]

                                                                    WILL
                                                                   ATTEND

If you plan to attend the Annual Meeting, please mark the Will
  Attend block. An admission ticket will be mailed to you.           [_]

Your vote will be treated confidentially if you mark the box just below.

       PLEASE TREAT MY VOTE CONFIDENTIALLY AS PER COMPANY POLICY.    [_]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.

Please mark, sign (exactly as name(s) appears below), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

Signature(s)
            ----------------------------------

Signature(s)
            ----------------------------------

Date                      , 1997
    ----------------------

 .FOLD AND DETACH HERE.

          .Please fold and detach card at perforation before mailing.

                       [LOGO OF ARMSTRONG APPEARS HERE]

ARMSTRONG RETIREMENT SAVINGS PLAN                        PARTICIPANT'S DIRECTION

TO: FIDELITY MANAGEMENT TRUST CO., TRUSTEE UNDER THE RETIREMENT SAVINGS PLANS OF ARMSTRONG WORLD INDUSTRIES, INC.

In connection with the proxy materials I received relating to the Annual Meeting of Shareholders of Armstrong World Industries, Inc., to be held on Monday, April 28, 1997. I direct that you execute a proxy in the form solicited by the Board of Directors of Armstrong World Industries, Inc., with respect to all shares of Common Stock as to which I have the right to give voting directions under the Retirement Savings Plan for Hourly-Paid Employees of Armstrong World Industries, Inc., and the Retirement Savings Armstrong Stock Fund of the Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc. as follows. I understand you will hold these directions strictly confidential.


                                      Date______________________, 1997
                                      Please mark, sign (exactly as name appears
                                      at left), date and mail this card promptly
                                      in the postage prepaid return envelope
                                      provided.
                                      ------------------------------------------



                                      ------------------------------------------
                                                      Signature
                                      THIS PARTICIPANT'S DIRECTION IS CONTINUED
                                      ON THE REVERSE SIDE.

          *Please fold and detach card at perforation before mailing*


THIS PARTICIPANT'S DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PARTICIPANT'S DIRECTION WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION
OF DIRECTORS, FOR THE AMENDMENTS TO THE 1993 LONG-TERM STOCK INCENTIVE PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL. IF THIS CARD IS NOT RETURNED, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.

Please vote by filling in the appropriate boxes below, as shown, using blue or black ink or dark pencil. Do not use red ink. [X]
If you plan to attend the Annual Meeting, please mark the Will Attend block.
An admission ticket will be mailed to you.                                                                        WILL ATTEND [_]
----------------------------------------------------------------------------------------------------------------------------------
 The Board of Directors recommends a vote FOR                        FOR all nominees          WITHHOLD
 Item 1. ELECTION OF TWO DIRECTORS.                                 listed (except as  [_]     AUTHORITY     [_]
 NOMINEES: Van C. Campbell and J. Phillip Samper                      marked to the          to vote for all
 To withhold authority to vote for any individual nominee,           contrary below)           nominees
 write the nominee's name below.

____________________________________________________________________
----------------------------------------------------------------------------------------------------------------------------------
 The Board of Directors recommends a vote FOR
 Item 2. TO AMEND THE 1993 LONG-TERM STOCK INCENTIVE PLAN.                         FOR [_]           AGAINST [_]     ABSTAIN [_]
----------------------------------------------------------------------------------------------------------------------------------
 The Board of Directors recommends a vote AGAINST
 Item 3. SHAREHOLDER PROPOSAL.                                                     FOR [_]           AGAINST [_]     ABSTAIN [_]
----------------------------------------------------------------------------------------------------------------------------------
 In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.
----------------------------------------------------------------------------------------------------------------------------------

             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

[LOGO OF ARMSTRONG APPEARS HERE]

                                                                    March 1997

         PLEASE HELP US "RECYCLE THE READERSHIP" OF THE ANNUAL REPORT

Dear Armstrong employee shareholder:

We'd like your help again this year.

Like every other organization within Armstrong, we're continuing to seek ways to cut costs. We've limited our printing quantity level only to what we know will by required.

This was something of a risk, because it's possible we could find ourselves running short of annual reports later this year. But, on balance, we felt it was a worthwhile idea.

Here's how you can help. If it's your custom to read through Armstrong's annual report, and then discard it, you can help us keep our inventory at a safe level by returning it to us in good condition when you're through with it. (In fact, you may be among those employees who receive more than one copy because of unavoidable duplicate mailings by the trustees of our employee shareholder accounts).

If you're located outside Lancaster, we suggest that you return them to the employee relations manager for your location for bulk collection. If you're in the Lancaster area, you may send your copies directly in the company mail to:

                              Corporate Relations
                                  Room 103E
                             Armstrong House North
                              Lancaster, PA 17604